QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2005, except for note 15 as to which the date is August 17, 2005, accompanying the consolidated financial statements and Schedule II of InterDent, Inc. and Subsidiaries contained in the Registration Statement on Form S-4/A and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Los Angeles, California
August 17, 2005

QuickLinks

  Exhibit 23.1